Exhibit 99.1

Investor Relations Contact: Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER UPDATES 2024 FINANCIAL GUIDANCE TO REFLECT SUPPLIER CONTRACT AMENDMENT

BOSTON (December 20, 2024) – As part of its ongoing initiatives to optimize its supply chain, The Boston Beer Company, Inc. (NYSE: SAM), today announced an amendment and restatement in its entirety of an existing production agreement with a third-party supplier, Rauch North America Inc (‘Rauch’). This amendment adjusts the existing production agreement to better match the Company’s future capacity requirements and results in increased production flexibility and more favorable termination rights to the company in exchange for a $26 million cash payment to Rauch on or before December 23, 2024.

As a result of the payment, the Company expects to record a pre-tax contract settlement expense of $26 million or $1.70 after tax per diluted share impact in the fourth quarter of 2024. The full anticipated impact of the payment on the Company’s prior guidance is set forth in the chart below under Updated Full-Year 2024 Projections.

Updated Future Third Party Production Obligations

For the full year 2024, the Company continues to estimate shortfall fees will negatively impact gross margin by 65 to 75 basis points and the non-cash expense of third-party production pre-payments will negatively impact gross margins by 95 to 105 basis points.

The Company continues to work to finalize its 2025 financial plan. The company does not expect this agreement to materially impact its previously provided estimate of $14 million in 2025 shortfall fees disclosed in its third quarter 10-Q filed on October 24, 2024. The Company will provide further guidance on shortfall fees and the non-cash expense of third-party production pre-payments along with its full year 2025 financial guidance in its fourth quarter earnings report in February 2025.

The Company has regular discussions with its third-party production suppliers related to its future capacity needs and the terms of its contracts. Changes to volume estimates, future amendments or cancellations of existing contracts could accelerate or change total shortfall fees expected to be incurred.

Updated Full-Year 2024 Projections

The Company has updated its full year guidance to reflect the estimated contract settlement expense discussed above. The Company’s actual 2024 results could vary from the current projection and are highly sensitive to changes in volume projections and supply chain performance.

Full Year 2024	Current Guidance	Prior Guidance
Depletions and Shipments Percentage Decrease	Down low single digits	Down low single digits
Price Increases	2%	2%
Gross Margin	44% to 45%	44% to 45%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15	($5) to $15
Effective Tax Rate	34%	30%
GAAP EPS	$3.80 to $5.80	$5.50 to $7.50
Non-GAAP EPS	$8.00 to $10.00	$8.00 to $10.00
Capital Spending ($ million)	$80 to $95	$80 to $95

The non-GAAP earnings per share (Non-GAAP EPS) projection excludes the contract settlement of $26 million or $1.70 per diluted share and the impact of non-cash brand impairments of $42.6 million or $2.49 per diluted share, recognized in the third quarter of fiscal 2024 relating primarily to the Dogfish Head brand.

The increase in the estimated full year effective tax rate is due to the impact of the contract settlement which decreased estimated full year pre-tax income but did not significantly change estimated full year non-deductible expenses.

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the estimated impact of the contract settlement of $26 million or $1.70 per diluted share to be recognized in the fourth quarter of fiscal 2024 and the impact of the non-cash asset impairment charge of $42.6 million, or $2.49 per diluted share, recognized in the third quarter of fiscal 2024 relating primarily to the Dogfish Head brand. This non-GAAP measure should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this forward-looking non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 30, 2023 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began brewing Samuel Adams beer in 1984 and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Friday, December 20, 2024